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                                                                      Exhibit 23



                        Consent of Independent Auditors


We consent to the incorporation by reference in this Annual Report (Form 10-K) of Graphic Industries, Inc. and Subsidiaries of our report dated March 12, 1997, included in the 1997 Annual Report to Shareholders of Graphic Industries, Inc. and Subsidiaries.

Our audits also included the financial statement schedule of Graphic Industries, Inc. and Subsidiaries listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, as of the date of our report referred to in the preceding paragraph, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statements (Form S-8 Numbers 33-18120, 33-56018, 33-48564, and 33-57603) pertaining to stock option, award and purchase plans and Registration Statements (Form S-3 Numbers 333-17989, 333-10991, 333-03021, 33-00557, 33-65223, 33-63989 and 333-
79374) pertaining to acquisitions of Graphic Industries, Inc. and in each related Prospectus of our reports dated March 12, 1997, with respect to the financial statements and schedule included or incorporated by reference in the Annual Report (Form 10-K) for the year ended January 31, 1997.





April 25, 1997
Atlanta, Georgia